Exhibit 5.2

(210) 554-5268	wjmcdono@coxsmith.com

November 21, 2003

Kinetic Concepts, Inc.

8023 Vantage Drive

San Antonio, Texas  78230

Re:                               Registration Statement on Form S-4 by Kinetic Concepts, Inc.
(Registration No. 333-109217)

Ladies and Gentlemen:

We have acted as special Texas counsel to Kinetic Concepts, Inc., a Texas corporation (the “Company”), KCI Properties Limited , a Texas limited partnership, and KCI Real Property  Limited , a Texas limited partnership, (collectively, the “Texas Guarantors” and collectively with the Company, the “Texas Registrants”) in connection with the Registration Statement on Form S-4 filed on September 29, 2003 and amended on October 8, 2003 and November 21, 2003 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s offer to exchange (the “Exchange Offer”) up to $205,000,000 aggregate principal amount of the Company’s Series B 7 3/8% Senior Subordinated Notes due 2013 (the “Exchange Notes”) for a like principal amount of the Company’s issued and outstanding Series A 7 3/8% Senior Subordinated Notes due 2013 (the “Old Notes”). The Indenture, dated August 11, 2003 (the “Indenture”), by and among the Company, the Guarantors (as defined below) and U.S. Bank, N.A., as trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by the Guarantors (the “Guarantees”) to the extent set forth in the Indenture. The Company is conducting the Exchange Offer to satisfy its obligations under the Registration Rights Agreement, dated August 11, 2003 (the “Registration Rights Agreement”), by and among the Company, the Guarantors, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC, Goldman Sachs & Co., J.P. Morgan Securities, Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of documents executed or to be executed, we have assumed that the parties thereto (including the guarantors identified on Schedule I hereto as being incorporated under the laws of a State other than the State of Texas (the “Non-Texas Guarantors”; the “Non-Texas Guarantors” and the “Texas Guarantors” are collectively referred to herein as the “Guarantors”), other than the Texas Registrants, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, by such parties, and the execution and delivery by such parties of such documents.  We have also assumed that the such parties (including the Company and the Guarantors) have complied with all aspects of applicable laws (except as otherwise stated herein) in connection with the transactions contemplated by the Exchange Notes, the Guarantees, the Indenture and the Registration Rights Agreement.  In rendering the opinions expressed below we have also assumed, without independent investigation or verification of any kind, that the Non-Texas Guarantors have been duly incorporated, formed, or organized, as the case may be, and are validly existing in good standing as corporations, limited partnerships, or limited liability companies, as the case may be,  under the laws of their respective states of incorporation, formation, or organization.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We have examined and are familiar with originals or copies, the authenticity of which have been established to our satisfaction, of all such documents, corporate records, certificates of officers of the Company and public officials, and other instruments as we have deemed necessary to express the opinions hereinafter set forth.  In expressing our opinions herein, we express no opinion as to compliance with federal and state securities laws.

The opinions expressed herein are limited to the laws of the State of Texas and the federal laws of the United States that are applicable to transactions of the type contemplated by the Exchange Offer (the “Applicable Law”).

The opinions set forth below are subject to the following qualifications, further assumptions and limitations:

(a)                                  we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of any party to each of the Exchange Notes, the Guarantees, the Indenture and the Registration Rights Agreement with any state, federal or other laws or regulations applicable to it or them or (ii) the legal or regulatory status or the nature of the business of any party; and

(b)                                 we do not express any opinion as to the enforceability of the Indenture, the Exchange Notes and the Guarantees.

Members of our firm are admitted to the practice of law in the State of Texas and we do not express any opinion as to the laws of any other jurisdiction other than the Applicable Law to the extent referred to specifically herein. Insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Law, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

(1)                                  The Indenture has been duly authorized, validly executed and delivered by the Company and the Texas Guarantors.

(2)                                  The Exchange Notes have been duly authorized by the Company.

(3)                                  The Guarantee of each of the Texas Guarantors has been duly authorized, validly executed and delivered by such Texas Guarantor.

We hereby consent to Skadden, Arps, Slate, Meagher & Flom LLP's reliance on the opinions expressed herein in connection with their rendering a legal opinion on behalf of the Company and the Guarantors in connection with the transactions contemplated hereby.

We hereby consent to the use of our name in the Registration Statement as counsel who has expressed an opinion upon certain legal matters in connection with the issuance and sale of the Exchange Notes (including specifically the reference contained under the caption “Legal Matters”) and to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder.

Yours very truly,

COX & SMITH INCORPORATED

By:	/s/ William J. McDonough, Jr.
William J. McDonough, Jr.,
For the Firm

Schedule I

Name	Jurisdiction of Organization

Medclaim, Inc.*	North Carolina
KCI Holding Company, Inc.*	Delaware
KCI Real Holdings, L.L.C.*	Delaware
KCI International, Inc.*	Delaware
KCI Licensing, Inc.*	Delaware
KCI Properties Limited	Texas
KCI Real Property Limited	Texas
KCI USA, Inc.*	Delaware
KCI USA Real Holdings, L.L.C.*	Delaware

* “Non-Texas Guarantor”.